EXHIBIT (d)(2)


                             SHAREHOLDERS AGREEMENT

                  SHAREHOLDERS AGREEMENT dated as of November 13, 2000 (this "Agreement"), by and among Minnesota Mining and Manufacturing Company ("Parent") a Delaware corporation, Equinox Acquisition, Inc. a Massachusetts corporation and a wholly owned Subsidiary of Parent ("Purchaser"), and each of the parties identified on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders"), as individual shareholders of MicroTouch Systems, Inc., a Massachusetts corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, concurrently with the execution of this Agreement, Parent and Purchaser are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), with the Company, pursuant to which (i) Purchaser will commence the Offer and, (ii) following consummation of the Offer, Purchaser shall merge with and into the Company;

                  WHEREAS, each Shareholder is the record or beneficial owner of the number of shares of common stock, $0.01 par value per share, of the Company (the "Common Stock") and options to purchase Common Stock set forth opposite their respective names on Schedule A hereto (the shares of Common Stock set forth on Schedule A, together with any shares of Common Stock hereafter acquired by the Shareholders, whether pursuant to the exercise of options or otherwise, are referred to herein collectively as the "Shares");

                  WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that the Shareholders enter into this Agreement; and

                  WHEREAS, the Shareholders believe that it is in the best interests of the Company and its shareholders to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, the Shareholders are willing to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                            TENDER OF SHARES; OPTIONS

         Section 1.01 Tender of Shares. Subject to dispositions permitted under
Section 5.01, each Shareholder, severally but not jointly, agrees that, as soon as practicable following commencement of the Offer, such Shareholder shall tender or cause to be tendered all of his respective Shares pursuant to and in accordance with the terms of the Offer, and shall not withdraw such Shares from the Offer unless (i) the Offer is terminated or (ii) the Merger Agreement is terminated. Each Shareholder, severally but not jointly, acknowledges and agrees that Purchaser's obligation to accept for payment the Shares in the Offer, including any Shares tendered by such Shareholder, is subject to the terms and conditions of the Offer.

         Section 1.02 Options. Each Shareholder, severally but not jointly, agrees to the cancellation of each outstanding option to purchase shares of Common Stock of the Company that is held by such Shareholder at the time of acceptance for payment of any shares of Common Stock by Merger Sub in the Offer, in exchange for the consideration described in Section 2.1(e) of the Merger Agreement.

                                   ARTICLE II

                                VOTING AGREEMENT

         Section 2.01 Voting Agreement. Each Shareholder, severally but not jointly, hereby agrees that, from and after the date hereof and until the termination of the Merger Agreement, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, such Shareholder shall vote (or cause to be voted) such Shareholder's Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) except as otherwise agreed to in writing by Parent, against any action, proposal, agreement or transaction that would result in a material breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement (whether or not theretofore terminated) or of the Shareholder contained in this Agreement; and (iii) against any action, agreement or transaction that would materially delay or impair the ability of the Company to consummate the transactions provided for in the Merger Agreement or any Acquisition Proposal.

         Section 2.02 Irrevocable Proxy. Each Shareholder hereby irrevocably appoints Parent and each of its officers as such Shareholder's attorney, agent and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with




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respect to such Shareholder's Shares at any meeting of shareholders of the
Company (whether annual or special and whether or not an adjourned or postponed meeting) or by written consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 2.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SHAREHOLDER MAY TRANSFER ANY OF HIS OR HER SHARES IN BREACH OF THIS AGREEMENT. Each Shareholder hereby revokes all other proxies and powers of attorney with respect to such Shareholder's Shares that may have heretofore been appointed or granted (the "Irrevocable Proxy"), and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Shareholder and the termination of the Irrevocable Proxy and any obligation of the Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.

         Section 2.03 Conflicts. In the case of any Shareholder who is an officer or director of the Company, no provision of this Agreement, including
Section 5.02 hereof, shall prevent or interfere with such Shareholder's performance of his or her obligations, if any, solely in his or her capacity as an officer or director of the Company, including, without limitation, in the case of a director of the Company, the fulfillment of his or her fiduciary duties, and in no event shall such performance constitute a breach of this Agreement. The execution and delivery of this Agreement by each Shareholder, and the performance of any obligations (or breach thereof) hereunder, are being undertaken, and shall be deemed to have been undertaken, by such persons solely in their capacity as shareholders of the Company.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder, severally but not jointly, hereby represents and warrants to Parent and Purchaser as follows:

         Section 3.01 Legal Capacity. Such Shareholder has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

         Section 3.02 Authority Relative to this Agreement. Such Shareholder has all necessary right, power and authority to execute and deliver this Agreement, to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered




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

by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.03 No Conflict. The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder shall not, (i) to the knowledge of such Shareholder, conflict with or violate any Law applicable to such Shareholder (in his or her capacity as a Shareholder) or by which the Shares owned by such Shareholder are bound or affected or (ii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares owned by such Shareholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Shareholder from performing its material obligations under this Agreement.

         Section 3.04 Title to the Shares. As of the date hereof, such Shareholder is the record or beneficial owner of, and has good and unencumbered title (except as set forth in Schedule A) to, the number of Shares set forth beneath such Shareholder's name on Schedule A hereto. Such Shares are all the securities of the Company owned, either of record or beneficially, by such Shareholder and such Shareholder does not have any option or other right to acquire any other securities of the Company. The Shares owned by such Shareholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement, such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Shareholder.

         Section 3.05 Intermediary Fees. No investment banker, broker, finder or other intermediary is, or shall be, entitled to a fee or commission from Parent, Purchaser or the Company in respect of this Agreement based on any arrangement or agreement made by or on behalf of such Shareholder.






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


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser hereby, jointly and severally, represent and warrant to each Shareholder as follows:

         Section 4.01 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing their respective obligations under this Agreement.

         Section 4.02 Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the performance by Parent and Purchaser of their obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

         Section 4.03 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Purchaser, (ii) conflict with or violate any Law applicable to Parent or Purchaser and (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting or acceleration of any obligation under, or require the consent of any other party to, any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective property is bound or affected, except any such conflicts or violations that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay Parent or Purchaser from performing its obligations under this Agreement.



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

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

                                    ARTICLE V

                          COVENANTS OF THE SHAREHOLDERS

         Section 5.01 No Disposition or Encumbrance of Shares. Each Shareholder, severally but not jointly, hereby agrees that, except as contemplated by this Agreement, such Shareholder shall not (i) sell, transfer, tender, pledge, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, enter into any voting agreement, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Shareholder's Shares (or agree or consent to, or offer to do, any of the foregoing) other than the making of bona fide gifts of Shares to persons who agree in writing to assume such Shareholder's obligations under, and to be bound by, this Agreement, in an aggregate amount of not more than 20,000 Shares per Shareholder (provided that bona fide charitable organizations under the Code need not agree to be so bound), (ii) other than as contemplated by this Agreement, take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's material obligations hereunder or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing. The parties hereto agree that the conversion of Shares by operation of law pursuant to the Merger shall not be prohibited by this Section 5.01.


         Section 5.02 No Solicitation Of Transactions. Subject to Section 2.03 hereof, each Shareholder, severally and not jointly, agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Shareholder shall not, directly or indirectly, solicit, initiate, facilitate, including by furnishing any information to any person, or encourage the submission of any Acquisition Proposal or any proposal that may reasonably be expected to lead to, an Acquisition Proposal.

         Section 5.03 Further Action; Reasonable Best Efforts. Upon the terms and subject



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to the conditions hereof, Parent, Purchaser and each Shareholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective this Agreement.

         Section 5.04 Disclosure. Each Shareholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Shareholder's identity and ownership of Shares and the nature of his or her commitments, arrangements and understandings under this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.01 Termination. Each Shareholder's obligation hereunder to tender, and not withdraw, their Shares pursuant to the Offer shall terminate on the earlier of (i) the expiration date of the Offer and (ii) the termination of the Merger Agreement. The remaining provisions of this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement. Nothing in this Section 6.01 shall relieve any party of liability for any willful breach of this Agreement. Parent and Purchaser acknowledge that, in the event of termination of this Agreement, Shareholders shall no longer have any obligation hereunder.

         Section 6.02 Adjustments. (a) In the event of (i) any increase or decrease or other change in the Shares by reason of stock dividend, stock split, recapitalization, combination, exchange of shares or the like or (ii) a Shareholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement, including the term "Shares" as defined herein, shall apply to the shares of capital stock and other securities of the Company held by such Shareholder immediately following the effectiveness of the events described in clause (i) or such Shareholder becoming the beneficial owner thereof pursuant to clause (ii).

                  (b) Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Purchaser of the number of any new Shares acquired by such Shareholder, if any, after the date hereof.

         Section 6.03 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

         Section 6.04 Waiver. Any party to this Agreement may (i) extend the time for the



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performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 6.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the Parent or Purchaser specified below, or specified (in the case of each Shareholder) adjacent to each Shareholder's name in Schedule A:

         if to Parent or Purchaser:

                  Minnesota Mining and Manufacturing Company
                  Office of the General Counsel
                  Building 220-14W-07
                  St. Paul, MN 55144
                  Attention:  General Counsel
                  Telecopy No.:  (651) 736-9469

                  with a copy to:

                  Minnesota Mining and Manufacturing Company
                  Office of the General Counsel
                  Building 220-11E-02
                  St. Paul, MN 55144
                  Attention:  Gregg Larson, Esq.
                  Telecopy No.:  (651) 736-9469

                  with a further copy to:

                  Dorsey & Whitney LLP
                  Pillsbury Center South
                  220 South Sixth Street
                  Minneapolis, Minnesota 55402-1498
                  Attention:  John T. Kramer, Esq.
                  Telecopy No.:  (612) 340-8738

         Section 6.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force



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and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         Section 6.07 Further Assurances. Each Shareholder, Parent and Purchaser shall execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

         Section 6.08 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         Section 6.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 6.10 Specific Performance. The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         Section 6.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

         Section 6.12 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any actions or proceedings directly or indirectly arising out of, under or in connection with this Agreement.

         Section 6.13 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, or, in the case of legal expenses of the Shareholders, by the Company (it being understood that the Shareholders have not retained their own counsel but have utilized




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the services of the Company's outside counsel).

         Section 6.14 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 6.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the day and year first above written.


                              /s/ D. Westervelt Davis
                              --------------------------------------------------
                              Name: Westervelt Davis


                              /s/ Edward J. Stewart
                              --------------------------------------------------
                              Name: Edward J. Stewart

                              /s/ Peter E. Brumme
                              --------------------------------------------------
                              Name: Peter E. Brumme

                              /s/ Frank Manning
                              --------------------------------------------------
                              Name: Frank Manning

                              /s/ James D. Logan
                              --------------------------------------------------
                              Name: James D. Logan

                              /s/ Geoffrey P. Clear
                              --------------------------------------------------
                              Name: Geoffrey P. Clear

                              /s/ James W. Ellis
                              --------------------------------------------------
                              Name: James W. Ellis

                              /s/ Robert D. Becker
                              --------------------------------------------------
                              Name: Robert D. Becker


                              MINNESOTA MINING AND
                              MANUFACTURING COMPANY


                              By /s/ Ronald A. Weber
                              --------------------------------------------------
                                      Name: Ronald A. Weber
                                     Title: Executive Vice President


                              EQUINOX ACQUISITION INC.


                              By /s/ Ronald A. Weber
                              --------------------------------------------------
                                      Name: Ronald A. Weber
                                     Title: President





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                                   SCHEDULE A




NAME AND ADDRESS                       COMMON STOCK              STOCK OPTIONS
----------------                       ------------              -------------


D. Westervelt Davis                       12,000                    367,500

James D. Logan                           120,598                     50,000

Edward J. Stewart III                     22,000                     30,000

Frank Manning                                                        45,000

Peter E. Brumme                                                      25,000

Geoffrey P. Clear                          5,222                    133,500

Robert D. Becker                                                     72,000

James W. Ellis                                                       37,000


(*) The address for each Shareholder is c/o MicroTouch Systems, Inc., 300 Griffin Brook Park Drive, Methuen, Massachusetts 01844







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